SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 12, 2012
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

On July 12, 2012, Hotel Outsource Management International, Inc. (“HOMI”) entered into a new loan agreement with Daniel Cohen, who is a shareholder and director of HOMI, as well as its President. Pursuant to such loan agreement, Mr. Cohen agreed to loan to HOMI the sum of $50,000, bearing 8% annual interest.  The loan is for a period of four years, including two years’ grace on the principal. Pursuant to the loan agreement, HOMI stated its intention to perform a rights offering. In the event of such rights offering, HOMI will have the right to repay all or part of the loan by issuing shares of HOMI’s common stock to Mr. Cohen at the same price per share as in the rights offering.

On July 12, 2012, HOMI entered into a new loan agreement with Tomwood Limited, which recently became the majority shareholder in HOMI, when it converted an earlier loan into shares of HOMI’s common stock, as previously reported by HOMI. Pursuant to such loan agreement, Tomwood agreed to loan to HOMI the sum of $250,000, bearing 8% annual interest.  The loan is for a period of four years, including two years’ grace on the principal. Pursuant to the loan agreement, HOMI stated its intention to perform a rights offering. In the event of such rights offering, HOMI will have the right to repay all or part of the loan by issuing shares of HOMI’s common stock to Tomwood at the same price per share as in the rights offering.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Loan Agreement by and between HOMI and Daniel Cohen. dated July 12, 2012
10.2	Loan Agreement by and between HOMI and Tomwood Ltd. dated July 12, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

July 16, 2012		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer